Exhibit 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEES

TETON ADVISORS, INC.

SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF

TRANSFERABLE SUBSCRIPTION RIGHTS TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK, NEW YORK TIME,
ON SEPTEMBER 21, 2022, SUBJECT TO EXTENSION.

[           ], 2022

To Our Clients:

We are sending this letter to you because we hold shares Teton Advisors, Inc., a Delaware corporation (the “Company”) Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and/or Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) for you. The Company has commenced a rights offering to subscribe for and purchase up to an aggregate of 440,162 shares of the Class A Common Stock (the “Shares”) at a subscription price of $15.50 per whole share (the “Subscription Price”) pursuant to the exercise of transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Class A Common Stock and/or Class B Common Stock as of June 3, 2022 (the “Record Date Shareholders”). The Rights are described in the Company’s offering circular, dated [           ], 2022 (as the same may be amended, the “Offering Circular”), and evidenced by a subscription rights certificate (the “Subscription Rights Certificate”) registered in your name or in the name of your nominee.

The Company has distributed to each Record Date Shareholder (i) three (3) Rights for each share of Class A Common Stock and (ii) three (3) Rights for each share of Class B Common Stock, that such Record Date Shareholder owned at 5:00 p.m., New York, New York time, on June 3, 2022 (such time, the “Record Date”). Nine (9) Rights allows the holder thereof to subscribe for one (1) share of Class A Common Stock (the “Basic Subscription Right”) at the Subscription Price of $15.50 per whole share. For example, if a Rights holder owned 300 shares of Class A Common Stock as of 5:00 p.m., New York, New York time on the Record Date, it would receive 900 Rights and would have the right to purchase 100 shares of Class A Common Stock for $15.50 per share with its Basic Subscription Right. If a Rights holder owned 300 shares of Class A Common Stock and 300 shares of Class B Common Stock as of 5:00 p.m., New York, New York time on the Record Date, it would receive 1,800 Rights, and would have the right to purchase 200 shares of Class A Common Stock for $15.50 per share with its Basic Subscription Right.

Record Date Shareholders who fully exercise their Basic Subscription Right (other than those rights to acquire less than one whole share of Class A Common Stock, which cannot be exercised) may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional shares of Class A Common Stock that remain unsubscribed at the expiration of the Rights Offering, subject to availability and allocation among persons exercising their Over-Subscription Privilege. The Over-Subscription Privilege will only be available to Record Date Shareholders who fully exercise all Rights initially issued to them. Rights that are sold will not confer any right to acquire any Class A Common Stock in any Over-Subscription Privilege offered.

If Record Date Shareholders exercise their Over-Subscription Privilege for more shares than are available to be purchased pursuant to the Over-Subscription Privilege, the unsubscribed shares of Class A Common Stock to be issued pursuant to the exercise of the Over-Subscription Privilege (the “Excess Shares”) will be allocated pro rata among those over-subscribing Record Date Shareholders based on the number of Rights originally issued to them by the Company, subject to the Company’s right to reject in whole or in part any over-subscription request. If there is a pro rata allocation of the Excess Shares and a Record Date Shareholder would otherwise receive an allocation of a greater number of shares than such Record Date Shareholder subscribed for under his or her Over-Subscription Privilege, then, subject to the Company’s acceptance of their over-subscription request, such Record Date Shareholder will be allocated only the number of shares for which such Record Date Shareholder over-subscribed. The Excess Shares will be allocated among all other Record Date Shareholders exercising their Over-Subscription Privilege, again subject to the Company’s right to reject in whole or in part any over-subscription request. If a Record Date Shareholder is not allocated the full amount of shares for which they over-subscribed, such Record Date Shareholder will receive a refund of the Subscription Price, without interest or penalty, delivered for those shares that are not allocated to them. The Subscription Agent will mail such refunds as soon as practicable after the completion of the offering.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Privilege, if applicable. Because the Company will not know the total number of Excess Shares prior to the Expiration Date, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to its Over-Subscription Privilege, such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Class A Common Stock available to the such holder, assuming that no holders other than such holder purchases any shares of Class A Common Stock pursuant to the Basic Subscription Right and Oversubscription Privilege.

If you are a Record Date Shareholder and wish to exercise your Over-Subscription Privilege, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Right).

There is no minimum number of Shares any Rights holder must purchase, but Rights holders may not purchase fractional Shares. If the number of Rights exercised by the holder thereof would otherwise permit such holder to purchase a fraction of a share, the number of Shares that such holder may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable after the termination of the Rights Offering.

The Rights will expire if not exercised prior to 5:00 p.m., New York, New York time, on September 21, 2022 (such time, the “Expiration Date”), subject to extension in the Company’s sole discretion; provided, however, that they may not extend the Expiration Date by more than 45 calendar days past the original Expiration Date. Any Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the Rights Offering cannot be revoked, changed or cancelled.

The Rights are transferable until the Expiration Date and, therefore, may be transferred at any point during the offering period. We intend to apply to have such Rights listed for trading on the OTC Pink with a ISIN of US88165Y1192 and a CUSIP number of 88165Y119, under the symbol “TETAAR”. We anticipate that the Rights will be listed upon receipt of FINRA approvals, with trading contingent on such approvals. If the FINRA approvals are granted and trading in the Rights on the OTC Pink commences, trading may be conducted until the fifth business day prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, New York, New York time, on the fifth business day prior to the extended Expiration Date). However, we cannot give any assurance that the requisite FINRA approvals will be granted, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable. If trading of the Rights on the OTC Pink does not occur during the subscription period, Rights holders may still effectuate off-market transfers of their Rights until the Expiration Date.

Rights may be sold by individual holders or may be submitted to the Subscription Agent for sale on the OTC Pink. Assuming the Rights are listed for trading on the OTC Pink, if the Subscription Agent receives Rights for sale in a timely manner, it will use its best efforts to sell the Rights on the OTC Pink. Any Rights submitted to the Subscription Agent for sale on the OTC Pink must be received by the Subscription Agent prior to 5:00 PM, New York, New York time on the fifth business day prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, New York, New York time, on the fifth business day prior to the extended Expiration Date).

Rights acquired in the secondary market may not participate in the Over-Subscription Privilege.

We have enclosed your copy of the following documents:

1.	Offering Circular;

2.	Instructions for Use of Teton Advisors, Inc. Subscription Rights Certificate; and

3.	Beneficial Owner Election Form.

We are (or our nominee is) the record holder of Class A Common Stock or Class B Common Stock held by us for your account. The materials enclosed are being forwarded to you as the beneficial owner of the Class A Common Stock or Class B Common Stock carried by us in your account but not registered in your name. Exercises, transfers or sales of Rights may be made only by us as the record holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Offering Circular, transfer the Rights, or instruct the Subscription Agent to sell the Rights. However, we urge you to read the Offering Circular and other enclosed materials carefully before instructing us to exercise or transfer your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise, transfer or cause the Subscription Agent to sell the Rights, on your behalf in accordance with the provisions of the Rights Offering prior to the Expiration Date. If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact D.F. King & Co., Inc., the Information Agent, by email at tetonadvisors@dfking.com or by telephone at (888) 564-8149.

Very truly yours,

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